Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-11

Wheeler Real Estate Investment Trust, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Shares, $0.01 par value	(1)	457(a)	673,971	$1.5150	$1,021,066.06	0.0001381	$141.01

Total Offering Amounts:							$1,021,066.06		141.01
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$141.01

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Offering Note(s)

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalization or similar transactions.

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. The proposed maximum offering price per share and proposed maximum aggregate offering price are based upon the average of the high $1.55 and low $1.48 sale prices of the Common Stock on March 9, 2026 (taking into account the Reverse Stock Splits (as defined in this Registration Statement)).